Exhibit 99.2

CSX Corporation

Offer to Exchange
Up to $660,000,000 Principal Amount Outstanding of
6.220% Senior Notes due 2040
for
a Like Principal Amount of
6.220% Senior Notes due 2040
which have been registered under the Securities Act of 1933

Pursuant to the Prospectus, dated                 , 2010

To Our Clients:

Enclosed for your consideration is a Prospectus dated                , 2010 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of CSX Corporation, a Virginia corporation (the “Company”), to exchange up to $660,000,000 aggregate principal amount of registered 6.220% Senior Notes due 2040 of the Company, which will be freely transferable (the “Exchange Notes”), for any and all of the Company’s outstanding 6.220% Senior Notes due 2040, which have certain transfer restrictions (the “Original Notes”), upon the terms and subject to the conditions described in the Prospectus and the related Letter of Transmittal. The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of March 24, 2010, among the Company, Credit Suisse Securities (USA) LLC, as lead dealer manager, and the other dealer managers listed on Schedule I thereto.

This material is being forwarded to you as the beneficial owner of the Original Notes carried by us for your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Please forward your instructions to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 11.59 p.m., New York City time, on                , 2010 (such date and time, the “Expiration Date”), unless extended by the Company. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn any time prior to the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Original Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	The Exchange Offer expires at 11:59 p.m., New York City time, on the Expiration Date, unless extended by the Company.

If you wish to have us tender your Original Notes, please instruct us to do so by completing, executing and returning to us the instruction form on the back of this letter.

The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Original Notes, unless you obtain a properly completed bond power from us or arrange to have the Original Notes registered in your name.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of this letter and the enclosed materials referred to herein relating to the Exchange Offer made by the Company with respect to the Original Notes.

This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please tender the Original Notes held by you for the account of the undersigned as indicated below:

Aggregate Principal Amount of Original Notes
6.220% Senior Notes due 2040.....................................................................................................
(must be in an amount equal to $2,000 principal amount or integral multiples of $1,000 in excess thereof) ☐ Please do not tender any Original Notes held by you for the account of the undersigned.

Signature(s)

Please print name(s) here Dated: , 2010

Address(es)

Area Code(s) and Telephone Number(s)

Tax Identification or Social Security No(s).

None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.